                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 26, 2020
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. POSTS RECORD EARNINGS FOR 3RD QUARTER AND YEAR TO DATE, ALSO ANNOUNCES QUARTERLY CASH DIVIDEND.

Columbus, Ohio – October 26, 2020 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the third quarter and year to date ended September 30, 2020.

Dividend Announcement

The Board of Directors declared a quarterly cash dividend on its voting and nonvoting common stock of $0.03 per share payable on November 16, 2020 to shareholders of record as of the close of business on November 5, 2020.

Third Quarter 2020 Highlights

•	Net income of $10.2 million, an increase of 289% when compared to the same quarter of 2019.
•	Pre-Provision, Pre-Tax Net Revenue (“PPNR”) of $18.6 million, which represents a 465% increase compared to $3.3 million in Q3 2019.
•	Book value per common share increased to $15.68 at September 30, 2020, which represents a $1.54 increase during the quarter and a $3.28 increase in Book Value year-to-date.
•	Return of average assets was 3.39% for the quarter and PPNR return on average assets was 6.20%.
•	Return on average equity for the quarter was 42.07% compared to 20.12% for the same quarter of 2019.
•

Loan payment deferrals decreased to approximately $24 million (3% of outstanding loan balances) at September 30, 2020, down from approximately $100 million (12% of outstanding loan balances) at June 30, 2020.

•	Nonperforming assets as a percentage of total assets remains low at 0.04%.
•	ALLL reserves of $15.5 million equal 1.75% of total loans and 2.07% of total non-government guaranteed loans at September 30, 2020.

Timothy T. O’Dell, President and CEO, commented, “We are extremely pleased with our continued strong earnings performance which is driven by a combination of increasing core earnings bolstered by our success in home mortgage lending.  Our Third Quarter Earnings of $10.2 million were on par with our previous record Q2 Results. Noteworthy is that Q3 Earnings are net of increased provisioning expense of $5.75 million.

I am also extremely pleased to reward shareholders by announcing a $.03 per share quarterly dividend payable on November 16th to shareholders of record as of November 5th.

Our performance and operating metrics are strong as evidenced by: ROA for the third quarter was 3.39%, along with ROE of 42.07%. Book value ended the quarter at $15.68 per share, an increase of $1.54 per share during Q3.

To date during 2020, we have doubled ALLL reserves, which now stand at 2.07% net of government guaranteed loans at 3rd quarter end.  Loan deferrals are modest while credit quality remains stable.

Our business pipelines are gaining traction. We have captured meaningful transactional deposit accounts, several of these deposit customers as a result of our participation in PPP loans, in addition to generating significant capital growth through operations with $22 million of retained earnings to date in 2020.

Through the great teamwork and diligence of our CF Bank Team, we believe we are strongly positioned moving forward.

As we say at CFBank, we are just revving up!”

Robert E. Hoeweler, Chairman of the Board, added: “Our team successfully recapitalized a troubled institution in 2012, turning it around and building it into what is now recognized as a top performing Bank.

We greatly appreciate the support of our shareholders during this period, which is why we are pleased to be able to reward shareholders by declaring our first dividend since the recapitalization.

CFBank has come a long way accomplishing many major milestones. Our Board and I remain bullish about our future business prospects, as well as highly focused upon achieving attractive total returns for our shareholders.”

Overview of Results

Net income for the three months ended September 30, 2020 totaled $10.2 million (or $1.54 per diluted common share) and increased $7.6 million, or 289.2%, compared to net income of $2.6 million (or $0.59 per diluted common share) for the three months ended September 30, 2019.

Net income for the nine months ended September 30, 2020 totaled $22.3 million (or $3.36 per diluted common share) and increased $15.7 million, or 238.4%, compared to net income of $6.6 million (or $1.52 per diluted common share) for the nine months ended September 30, 2019.

Net interest income.  Net interest income totaled $7.1 million for the quarter ended September 30, 2020 and increased $1.8 million, or 34.0%, compared to net interest income of  $5.3 million for the quarter ended September 30, 2019.  The increase in net interest income was primarily due to a $1.8 million, or 20.0%, increase in interest income and a $38,000, or 1.1%, decrease in interest expense.  The increase in interest income was primarily attributed to a $426.6 million, or 60.3%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 125bps decrease in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 96bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $361.3 million, or 63.0%, increase in average interest-bearing liabilities.    The net interest margin of 2.52% for the quarter ended September 30, 2020 decreased 50bps compared to the net interest margin of 3.02% for the quarter ended September 30, 2019.

Net interest income totaled $19.5 million for the nine months ended September 30, 2020 and increased $3.8 million, or 24.8%, compared to net interest income of $15.7 million for the nine months ended September 30, 2019.  The increase in net interest income was primarily due to a $5.1 million, or 20.3%, increase in interest income, partially offset by a $1.3 million, or 13.0%, increase in interest expense.  The increase in interest income was primarily attributed to a $334.7 million, or 49.6%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 98bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $281.5 million, or 52.3%, increase in average interest-bearing liabilities, partially offset by a 61bps decrease in the average cost of funds on interest-bearing liabilities.  The net interest margin of 2.58% for the nine months ended September 30, 2020 decreased 52bps compared to the net interest margin of 3.10% for the nine months ended September 30, 2019.

Provision for loan and lease losses.  The provision for loan and lease losses expense for the quarter ended September 30, 2020 was $5.8 million, compared to no provision for loan and lease losses expense for the quarter ended September 30, 2019. The increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.  Net charge-offs for the quarter ended September 30, 2020 totaled $365,000, compared to net recoveries of $28,000 for the quarter ended September 30, 2019.

The provision for loan and lease losses expense for the nine months ended September 30, 2020 was $8.9 million compared to no provision for loan and lease losses expense for the nine months ended September 30, 2019.  As noted above, the increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.    Net charge-offs for the nine months ended September 30, 2020 totaled $521,000, compared to net recoveries of $45,000 for the nine months ended September 30, 2019.

Noninterest income.  Noninterest income for the quarter ended September 30, 2020 totaled $23.4 million and increased $20.1 million, or 611.2%, compared to $3.3 million for the quarter ended September 30, 2019.  The increase was primarily due to a $20.0 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the nine months ended September 30, 2020 totaled $46.7 million and increased $39.2 million, or 518.6%, compared to $7.5 million for the nine months ended September 30, 2019.  The increase was primarily due to a $38.6 million increase in net gain on sale of loans, coupled with a $435,000 increase in swap fee income.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.  The increase in swap fee income was due to an increase in customer swap transactions.

Noninterest expense.  Noninterest expense for the quarter ended September 30, 2020 totaled $11.9 million and increased $6.6 million, or 123.7%, compared to $5.3 million for the quarter ended September 30, 2019.  The increase in noninterest expense during the three months ended September 30, 2020 was primarily due to a $4.5 million increase in salaries and employee benefits expense, a $966,000 increase in advertising and marketing expense, and a  $910,000 increase in professional fees expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices. The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business, coupled with increased advertising focused on increasing core deposits.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.

Noninterest expense for the nine months ended September 30, 2020 totaled $29.3 million and increased $14.3 million, or 95.8%, compared to $15.0 million for the nine months ended September 30, 2019.  The increase in noninterest expense during the nine months ended September 30, 2020 was primarily due to an  $8.6 million increase in salaries and employee benefits expense, a $2.5 million increase in professional fees expense, and a $2.2 million increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.    The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business,  coupled with increased advertising focused on increasing core deposits.

Income tax expense.  Income tax expense was $2.7 million for the quarter ended September 30, 2020,  an increase of $2.0 million, compared to $673,000 for the quarter ended September 30, 2019.  The effective tax rate for the quarter ended September 30, 2020 was approximately 20.7%, as compared to approximately 20.5% for the quarter ended September 30, 2019.

Income tax expense was $5.8 million for the nine months ended September 30, 2020, an increase of $4.1 million, compared to $1.7 million for the quarter ended September 30, 2019.  The effective tax rate for the quarter ended September 30, 2020 was approximately 20.7%, as compared to approximately 20.3% for the quarter ended September 30, 2019.

Balance Sheet Activity

General.  Assets totaled $1.3 billion at September 30, 2020 and increased $456.5 million, or 51.8%, from $880.5 million at December 31, 2019.  The increase was primarily due to a $208.4 million increase in net loan balances,  a  $173.0 million increase in loans held for sale,  and a $46.9 million increase in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $92.8 million at September 30, 2020, and increased $46.9 million, or 102.2%, from $45.9 million at December 31, 2019.  The increase in cash and cash equivalents was primarily attributed to increases in deposits and in FHLB advances and other borrowings, partially offset by an increase in net loans and loans held for sale.

Securities.  Securities available for sale totaled $9.7 million at September 30, 2020, and increased  $1.5 million, or 19.2%, compared to $8.2 million at December 31, 2019.  The increase was due to security purchases, partially offset by principal maturities.

Loans held for sale.    Loans held for sale totaled $308.7 million at September 30, 2020 and increased $173.0 million, or 127.5%, from $135.7 million at December 31, 2019.

Loans and Leases.    Net loans and leases totaled $871.7 million at September 30, 2020, and increased $208.4 million, or 31.4%, from $663.3 million at December 31, 2019.  The increase was primarily due to a $160.6 million increase in commercial loan balances, a  $27.6 million increase in commercial real estate loan balances, a $20.4 million increase in single-family residential loan balances, a  $6.6 million increase in multi-family loan balances,  and a $4.0 million increase in construction loans balances, partially offset by an  $8.4 million increase in the allowance for loan losses and a $2.5 million decrease in consumer loan balances.  The increases in the aforementioned loan balances include $125.2 million of loans under the SBA’s Paycheck Protection Program (PPP), coupled with increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands)

	September 30, 2020	June 30, 2020
Construction - 1-4 family	$10,651	$10,555
Construction - Multi-family	36,675	30,404
Construction - Non-residential	26,440	26,333
Hotel/Motel	16,246	12,983
Industrial / Warehouse	40,192	38,361
Land/Land Development	28,408	27,871
Medical/Healthcare/Senior Housing	5,529	5,582
Multi-family	42,643	42,651
Office	32,016	26,972
Retail	31,554	32,042
Other	$32,010	$29,430

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $15.5 million at September 30, 2020, and increased $8.4 million, or 117.0%, from  $7.1 million at December 31, 2019.  The increase in the ALLL is due to $8.9 million in the provision for loan and lease losses expense, partially offset by net charge-offs of $521,000 during the nine months ended September 30, 2020.  The ratio of the ALLL to total loans was 1.75% at September 30, 2020, compared to 1.06% at December 31, 2019.  The ratio of the ALLL to total loans, excluding loan balances subject to SBA guarantees, was 2.07% at September 30, 2020, compared to 1.07% at December 31, 2019.

Deposits.  Deposits totaled $974.0 million at September 30, 2020, an increase of $227.7 million, or 30.5%, from $746.3 million at December 31, 2019.   The increase is due to a $193.3 million increase in interest-bearing deposit accounts and a $34.4 million increase in noninterest-bearing account balances.  Interest-bearing deposit accounts increased to $824.1 million at September 30, 2020, from $630.8 million at December 31, 2019.  The increase in interest-bearing accounts is primarily attributed to a $109.4 million increase in certificate of deposit account balances,  a $65.8 million increase in money market account balances, and a $15.5 million increase in interest-bearing checking account balances. The increase in certificate of deposit account balances was due to increases in retail and listing service certificates of deposits, partially offset by a decrease in brokered certificates of deposit.  The increases in retail certificate of deposits and money market account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities. The increase in interest-bearing checking is primarily related to the balances in the Insured Cash Sweep (ICS) programs offered through Promontory Interfinancial Network.  The increase in noninterest bearing checking account balances was primarily driven by PPP loan proceeds being deposited into customers’ accounts.

Stockholders’ equity. Stockholders’ equity totaled $103.0 million at September 30, 2020, an increase of $22.3 million, or 27.7%, from $80.7 million at December 31, 2019.  The increase in total stockholders’ equity was primarily attributed to  net income.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we have maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has locations in four major metro Ohio markets - Columbus, Cleveland, Cincinnati, and Akron, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full-service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR) and PPNR Return on Average Assets.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs;  potential litigation or other risks related to participating in the U.S. Small Business Administration Paycheck Protection Program; the impacts of the upcoming U.S. elections on the regulatory landscape, capital markets and responses to the COVID-19 pandemic; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2019, and in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2020 and June 30, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	% change	2020	2019	% change
Total interest income	$10,617	$8,845	20%	$30,431	$25,291	20%
Total interest expense	3,476	3,514	-1%	10,884	9,631	13%
Net interest income	7,141	5,331	34%	19,547	15,660	25%

Provision for loan and lease losses	5,750	-	n/m	8,875	-	n/m
Net interest income after provision for loan and lease losses	1,391	5,331	-74%	10,672	15,660	-32%

Noninterest income
Service charges on deposit accounts	161	146	10%	451	408	11%
Net gain on sales of loans	23,087	3,070	652%	45,556	6,935	557%
Swap fee income	28	-	n/m	435	-	n/m
Other	100	71	41%	234	203	15%
Noninterest income	23,376	3,287	611%	46,676	7,546	519%

Noninterest expense
Salaries and employee benefits	7,352	2,865	157%	16,647	8,009	108%
Occupancy and equipment	254	278	-9%	754	724	4%
Data processing	434	335	30%	1,308	944	39%
Franchise and other taxes	180	106	70%	543	318	71%
Professional fees	1,358	448	203%	3,545	1,092	225%
Director fees	134	137	-2%	513	401	28%
Postage, printing, and supplies	19	51	-63%	135	177	-24%
Advertising and marketing	1,613	647	149%	4,136	1,889	119%
Telephone	59	54	9%	165	144	15%
Loan expenses	72	80	-10%	234	171	37%
Foreclosed assets, net	-	-	n/m	-	(9)	n/m
Depreciation	98	82	20%	278	231	20%
FDIC premiums	150	47	219%	441	351	26%
Regulatory assessment	46	42	10%	136	124	10%
Other insurance	25	25	0%	79	72	10%
Other	123	131	-6%	360	315	14%
Noninterest expense	11,917	5,328	124%	29,274	14,953	96%

Income before income taxes	12,850	3,290	291%	28,074	8,253	240%
Income tax expense	2,664	673	296%	5,814	1,675	247%
Net Income	10,186	2,617	289%	$22,260	$6,578	238%
Accretion of discount and value of warrants exercised related to Series B preferred stock	-	36	n/m	-	219	n/m
Earnings allocated to participating securities (Series C preferred stock)	-	-	n/m	(2,289)	-	n/m
Net Income attributable to common stockholders	$10,186	$2,653	284%	$19,971	$6,797	194%

Share Data
Basic earnings per common share	$1.56	$0.59		$3.41	$1.54
Diluted earnings per common share	$1.54	$0.59		$3.36	$1.52

Average common shares outstanding - basic	6,515,389	4,488,399		5,865,193	4,419,444
Average common shares outstanding - diluted	6,596,996	4,525,449		5,935,700	4,465,773

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents	$92,784	$77,376	$75,352	$45,879	$37,299
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,746	10,802	11,390	8,174	9,183
Loans held for sale	308,691	165,891	115,197	135,711	82,382
Loans and leases	887,201	856,636	714,941	670,441	637,516
Less allowance for loan and lease losses	(15,492)	(10,107)	(7,073)	(7,138)	(7,057)
Loans and leases, net	871,709	846,529	707,868	663,303	630,459
FHLB and FRB stock	5,377	5,216	4,510	4,008	3,969
Premises and equipment, net	3,937	4,005	4,040	3,991	4,052
Operating lease right of use assets	1,488	1,588	1,685	1,780	1,874
Bank owned life insurance	5,453	5,416	5,381	5,345	5,309
Accrued interest receivable and other assets	37,754	29,165	19,842	12,254	11,810
Total assets	$1,337,039	$1,146,088	$945,365	$880,545	$786,437

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$149,886	$148,188	$104,322	$115,530	$110,378
Interest bearing	824,082	700,850	644,183	630,793	575,569
Total deposits	973,968	849,038	748,505	746,323	685,947
FHLB advances and other debt	224,521	165,806	82,594	29,017	22,500
Advances by borrowers for taxes and insurance	537	782	636	929	509
Operating lease liabilities	1,642	1,750	1,856	1,960	2,062
Accrued interest payable and other liabilities	18,567	21,320	14,078	6,846	6,741
Subordinated debentures	14,835	14,825	14,815	14,806	14,796
Total liabilities	1,234,070	1,053,521	862,484	799,881	732,555

Stockholders' equity	102,969	92,567	82,881	80,664	53,882
Total liabilities and stockholders' equity	$1,337,039	$1,146,088	$945,365	$880,545	$786,437

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$10,432	$40	1.56%	$11,023	$42	1.55%	$9,839	$45	1.83%
Loans held for sale	210,457	1,467	2.79%	165,529	1,257	3.04%	60,371	486	3.22%
Loans and leases (3)	847,387	9,037	4.27%	801,373	8,502	4.24%	611,536	8,102	5.30%
Other earning assets	60,268	22	0.15%	56,302	17	0.12%	21,612	161	2.98%
FHLB and FRB stock	5,251	51	3.88%	5,011	50	3.99%	3,823	51	5.34%
Total interest-earning assets	1,133,795	10,617	3.75%	1,039,238	9,868	3.80%	707,181	8,845	5.00%
Noninterest-earning assets	66,864			49,418			34,535
Total assets	$1,200,659			$1,088,656			$741,716

Interest-bearing liabilities:
Deposits	$741,945	2,803	1.51%	$693,823	3,001	1.73%	$529,833	3,055	2.31%
FHLB advances and other borrowings	192,457	673	1.40%	138,648	584	1.68%	43,297	459	4.24%
Total interest-bearing liabilities	934,402	3,476	1.49%	832,471	3,585	1.72%	573,130	3,514	2.45%

Noninterest-bearing liabilities	169,400			170,533			116,568
Total liabilities	1,103,802			1,003,004			689,698

Equity	96,857			85,652			52,018
Total liabilities and equity	$1,200,659			$1,088,656			$741,716

Net interest-earning assets	$199,393			$206,767			$134,051
Net interest income/interest rate spread		$7,141	2.26%		$6,283	2.08%		$5,331	2.55%
Net interest margin			2.52%			2.42%			3.02%
Average interest-earning assets
to average interest-bearing liabilities	121.34%			124.84%			123.39%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2020	2020	2020	2019	2019	2020	2019
Earnings
Net interest income	$7,141	$6,283	$6,123	$6,040	$5,331	$19,547	$15,660
Provision for loan and lease losses	$5,750	$3,125	$-	$-	$-	$8,875	$-
Noninterest income	$23,376	$19,856	$3,444	$4,174	$3,287	$46,676	$7,546
Noninterest expense	$11,917	$10,313	$7,044	$6,426	$5,328	$29,274	$14,953
Net Income	$10,186	$10,068	$2,006	$3,023	$2,617	$22,260	$6,578
Basic earnings per common share	$1.56	$1.54	$0.31	$0.51	$0.59	$3.41	$1.54
Diluted earnings per common share	$1.54	$1.53	$0.30	$0.51	$0.59	$3.36	$1.52

Performance Ratios (annualized)
Return on average assets	3.39%	3.70%	0.90%	1.45%	1.41%	2.80%	1.24%
Return on average equity	42.07%	47.02%	9.81%	16.83%	20.12%	33.69%	17.93%
Average yield on interest-earning assets	3.75%	3.80%	4.66%	4.94%	5.00%	4.02%	5.00%
Average rate paid on interest-bearing liabilities	1.49%	1.72%	2.21%	2.36%	2.45%	1.77%	2.38%
Average interest rate spread	2.26%	2.08%	2.45%	2.58%	2.55%	2.25%	2.62%
Net interest margin, fully taxable equivalent	2.52%	2.42%	2.87%	3.04%	3.02%	2.58%	3.10%
Efficiency ratio	39.05%	39.45%	73.63%	62.91%	61.82%	44.21%	64.44%
Noninterest expense to average assets	3.97%	3.79%	3.15%	3.09%	2.87%	3.68%	2.81%

Capital
Tier 1 capital leverage ratio (1)	10.89%	10.44%	10.68%	10.58%	10.03%	10.89%	10.03%
Total risk-based capital ratio (1)	13.89%	14.01%	13.23%	12.96%	12.09%	13.89%	12.09%
Tier 1 risk-based capital ratio (1)	12.63%	12.77%	12.29%	11.97%	11.01%	12.63%	11.01%
Common equity tier 1 capital to risk weighted assets (1)	12.63%	12.77%	12.29%	11.97%	11.01%	12.63%	11.01%
Equity to total assets at end of period	7.70%	8.08%	8.77%	9.16%	6.85%	7.70%	6.85%
Book value per common share	$15.68	$14.14	$12.85	$12.40	$12.00	$15.68	$12.00
Tangible book value per common share	$15.68	$14.14	$12.85	$12.40	$12.00	$15.68	$12.00
Period-end market value per common share	$12.08	$10.43	$10.52	$13.95	$12.45	$12.08	$12.45
Period-end common shares outstanding	6,566,256	6,546,596	5,337,598	5,376,454	4,490,275	6,566,256	4,490,275
Average basic common shares outstanding	6,515,389	5,739,097	5,333,947	5,062,244	4,488,399	5,865,193	4,419,444
Average diluted common shares outstanding	6,596,996	5,802,578	5,400,318	5,111,603	4,525,449	5,935,700	4,465,773

Asset Quality
Nonperforming loans	$527	$581	$696	$2,439	$2,423	$527	$2,423
Nonperforming loans to total loans	0.06%	0.07%	0.10%	0.36%	0.38%	0.06%	0.38%
Nonperforming assets to total assets	0.04%	0.05%	0.07%	0.28%	0.31%	0.04%	0.31%
Allowance for loan and lease losses to total loans	1.75%	1.18%	0.99%	1.06%	1.11%	1.75%	1.11%
Allowance for loan and lease losses to nonperforming loans	2939.66%	1739.59%	1016.24%	292.66%	291.25%	2939.66%	291.25%
Net charge-offs (recoveries)	$365	$91	$65	$(81)	$(28)	$521	$(45)
Annualized net charge-offs (recoveries) to average loans	0.17%	0.04%	0.04%	(0.05%)	(0.02%)	0.09%	(0.01%)

Average Balances
Loans	$859,097	$809,217	$679,720	$648,160	$618,586	$782,678	$588,734
Assets	$1,200,659	$1,088,656	$895,625	$832,486	$741,716	$1,061,647	$708,296
Stockholders' equity	$96,857	$85,652	$81,816	$71,849	$52,018	$88,109	$48,912

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR and (2) PPNR return on average assets.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings and (2) return on average assets.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR")
and PPNR Return on Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net income	$10,186	$10,068	$2,617	$22,260	$6,578
Add: Provision for credit losses	5,750	3,125	-	8,875	-
Add: Income tax expense	2,664	2,633	673	5,814	1,675
Pre-provision, pre-tax net revenue	$18,600	$15,826	$3,290	$36,949	$8,253

Average Assets	$1,200,659	$1,088,656	$741,716	$1,061,647	$708,296

Return on average assets (1)	3.39%	3.70%	1.41%	2.80%	1.24%

PPNR return on average assets (2)	6.20%	5.81%	1.77%	4.64%	1.55%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets